                                                                   Exhibit 10.32


                            MONY FINANCIAL SERVICES

                         Amended 1988 Equity Share Plan


SECTION 1. Purpose of Plan.

         The name of this plan is the "MONY Financial Services 1988 Equity Share Plan," as amended in 1989 (the "Plan"). The purpose of the Plan is to enable MONY Financial Services to foster and promote the interests of the Enterprise by attracting, motivating and retaining senior and corporate officers and other key officers, who are compensated by the Mutual Life Insurance Company of New York ("Company"). It will not only reward those who contribute to the success of the Enterprise or its Affiliates by their ability, ingenuity and industry, but can also reward those with unusual potential. It will also incentives such individuals to achieve common, corporate results and to enable such individuals to participate in the long term success and growth of the Enterprise.

SECTION 2. Administration.

         The Plan shall be monitored by the Human Resources Committee of the Board of Trustees; and administered by the Chairman and his Cabinet. Under their direction, Corporate Human Resources will coordinate the activities of the Plan.

         The Chairman has the authority, as vested in him by the Human Resources Committee of the Board, to determine:

         (i) the officers who are to be Participants and to whom Equity Shares are to be granted;

         (ii) the number of Equity Shares to be awarded to any Participant and the schedule of Cumulative Earnings results and Earned Values used in determining the value of the amounts payable with respect to such Equity Shares;

         (iii) the terms, conditions and limitations, if any, to be applied to Equity Share grants, in addition to (but not inconsistent with) those otherwise set forth in this Plan; and

         (iv)     the terms of agreements evidencing the grants of Equity
                  Shares.

         The Human Resources Committee of the Board of Trustees shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall, from time to time, deem advisable and to interpret the terms and provisions of the Plan, and any award hereunder, and to otherwise monitor the administration of the Plan.

SECTION 3. Eligibility.

         All senior and corporate officers and selected officers of the Company or of an Affiliate who, as determined by the Chairman, have demonstrated significant management potential or have principal responsibility for, or contribute substantially to, the management or financial performance of the Company or of an Affiliate, are eligible to be Participants in the Plan. It should be clear, the intent of this plan is to reward high performance and high potential officers.

SECTION 4. Performance Cycles.

         Performance Cycles shall cover a three year period. The first Cycle shall commence effective January 1, 1989 and end December 31, 1991. Subsequent Performance Cycles shall begin January 1 of each successive year (e.g. January 1, 1990, 1991, etc.).

SECTION 5. Equity Share Awards and Payments.

         a. Awards of Equity Shares. At the beginning of each Performance Cycle, the Chairman is authorized to award Equity Shares to Participants in accordance with the powers vested in him by the Human Resources Committee of the Board.

                  As a general guideline, unless otherwise specified by the Chairman, the number of Equity Shares to be granted to each participant shall fall within the guidelines defined in Appendix A.

                  Equity Share awards shall be prorated for newly hired senior and corporate officers and for departmental officers promoted to the corporate officer level.

         b. Valuation. In connection with each award of Equity Shares, the Chairman shall establish a schedule of the values ("Earned Values") to be paid on completion of the Performance Cycle based on the Cumulative Earnings performance criteria set forth in such schedule. (Attached Appendix B sets forth the schedule of Earned Values for the initial Equity Shares awards for the first Performance Cycle specified in Section 4 and based on the three-year Cumulative Earnings). The Chairman is authorized to establish different schedules, from time to time, for subsequent awards of Equity Shares subject to the prior approval by the Human Resources Committee of the Board.

         c.       Payments.

                  (i)      Normal Payments. Subject to Section 5c(ii), within
                           (90) days after the end of each Performance Cycle, or as soon as practical thereafter, each Participant shall be paid his total award in equal annual installments over a three year period. The second and third installments will be credited with an interest equivalent at such rate(s) as the Company may establish from time to time. Awards not currently paid shall be fully vested. The total award will equal the product of the total number of Equity Shares allocated to such Participant times the Earned Value of each such Equity Share.

                  (ii) Deferral of Payments. Subject to the terms and provisions of applicable insurance and other laws, a Participant may elect in writing at any time prior to December 31 defer up to 33-1/3% of each years payments. Amounts deferred shall be credited with an interest equivalent at such rate(s) as the Company may establish from time to time.

                  (iii) Payments Upon Death of Participant. Upon the Participant's death, the Participant's Beneficiary shall be paid, in one lump sum, the remainder of any vested payments plus the value of any outstanding Equity Shares held by such Participant at the time of death. As of the end of such Plan Year in which the Participant died, all such outstanding Equity Shares held by such Beneficiary shall be valued as on the basis of results for the portion of the applicable Performance Cycle completed as of the end of such Plan Year. Awards will be calculated on a pro-rata basis.

                  d.       Expiration of Equity Shares.

                  (i) Performance Cycle. Following the completion of each Performance Cycle and the payment of any amounts payable under the applicable Cumulative Earnings Result/Earned Value schedule (as set forth in Appendix B), the Equity Shares for such Performance Cycles shall expire.

                  (ii) Death of Participant. Upon the Participant's death, the Participant's Beneficiary or, in the absence of an effective beneficiary designation or if such designated person shall have died, the director(s) or administrator(s) of the Participant's estate will be paid in accordance with Sections 5c(iii) and after such payment is made, such Equity Shares shall be cancelled.

                  (iii) Separation of Service (Other than Death). The Chairman has the authority in accordance with the powers vested in him by the Human Resources Committee of the Board to modify the terms, conditions and limitations, if any, to be applied to Equity Share grants. At the discretion of the Chairman, he may determine the status of outstanding Equity Shares held by employees who have separated their employment with MONY or an Affiliate. Provided, however, that the Chairman shall have no authority to permit any such Equity Shares to remain outstanding if the Participant's employment was terminated by the Company or an Affiliate for Cause.

                           Cause mean a felony conviction of a Participant (or the failure of a Participant to contests prosecution for a felony), or a Participant's willful and continued failure substantially to perform his employment-related duties (other than as a result of Disability) or a Participant's willful or gross misconduct or dishonesty, which misconduct or dishonesty is materially harmful to the business or reputation of the Company or an Affiliate.

                           If a Participant's employment terminates for cause and vested payments are not made, then any payments outstanding pursuant to section 5c(i) and any payments which had already been deferred under
                           Section 5c(ii) of the Plan shall be paid as set forth in Section 5c(i) and 5c(ii), subject to offset by the Company for any claims that the Company or an Affiliate may have against such Participant.

                  If any Participant or other person entitled to benefits hereunder attempts to sell, transfer, give, devise, bequeath, alienate, assign (by operation of law or otherwise), grant a security interest in, pledge, mortgage, encumber, charge or otherwise hypothecate or dispose of any Equity share, then such Equity Share shall be cancelled and be null and void, unless the Chairman in his sole discretion determines otherwise.

SECTION 6. General Conditions.

         a. The Human Resources Committee of the Board may, from time to time, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to awards then outstanding, without such Participant's consent.

         b. Nothing contained in the Plan shall prohibit the Company or an Affiliate from establishing other additional incentive compensation arrangements for one or more employees of the Company or such Affiliate. However, Equity Shares may be adjusted if similar plans are provided an officer.

         c. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any Affiliate or to limit, in any way, the right of the Company or of an Affiliate to terminate, or to change the terms of, a Participant's employment with the Company (or such Affiliate) at any time.

         d. Any decision or action taken by the Human Resources Committee of the Board or the Chairman arising out of or in connection with the construction, administration, interpretation or effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

         e. In the administration of the Plan, no member of the Human Resources Committee of the Board of the Chairman shall be liable for any act or action, whether of commission or omission, (i) by such member except in circumstances involving actual bad faith, or (ii) by any other member or by any officer, agent or employee.

         f. The Plan shall be unfunded and the obligations under the Plan shall not be secured by any security interest, pledge or encumbrance on any property of the Company or of its Affiliates.

         g. No payment obligation under the Plan shall bear any interest, other than with respect to payments that are deferred pursuant to Sections 5c(i).

         h. The Plan shall be governed by and construed in accordance with the laws of New York.

         i. Entitlement to Equity Shares shall not be deemed automatic for any officer.

SECTION 7.  Agreements.

                  In connection with any Equity Shares granted to a Participant under the Plan, each such Participant shall enter into an agreement with the Company containing, consistent with the Plan, such terms as the Chairman may deem advisable. Subject to the terms of the Plan, the Chairman is authorized to enter into such agreements.

SECTION 8.  Effective Date of Plan.

                  The Amended Plan shall be effective as of January 1, 1989.

                                                                      APPENDIX A


                     GUIDELINES FOR DETERMINING EQUITY SHARES


                                                   ANNUAL EQUITY
          TITLE                               SHARE AWARD GUIDELINES*
--------------------------                    -----------------------
Senior Officers                                       0 - 5,000

Vice Presidents                                       0 - 2,000

Functional Vice Presidents                            0 -   500


----------
* Exceptions to the guidelines should be approved by the Human Resources Committee.

                                                                      APPENDIX B
                                                                      (1989-1991
                                                              Performance Cycle)



SCHEDULE OF CUMULATIVE EARNINGS AND EARNED VALUES


      CUMULATIVE EARNINGS                                       EARNED VALUE
          1989 - 1991                                        PER EQUITY SHARE*2
      -------------------                                    ------------------
            ($000)                                                   ($)
       UNDER $225                                                   $50
              225                                                    30
              250                                                    65
              275                                                   100
              300                                                   150
              325                                                   200
          350 OR MORE                                               250


----------
 * Intermediate Earned Values to be determined through straight-line interpolation. For example, Cumulative Earnings of $312.5 would result in Earned Value per Equity Share of $175.

                             MONY FINANCIAL SERVICES


--------------------------------------------------------------------------------

                             1988 Equity Share Plan


--------------------------------------------------------------------------------




                                                      As Amended January 1, 1989